SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                        Commission File Number 001-31526


                  Comcast Cable Communications Holdings, Inc.
                     (formerly named AT&T Broadband Corp.)
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             (Exact name of registrant as specified in its charter)


                                   1500 Market Street (215) 665-1700
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 7.00% Broadband Exchange Notes Due May 15, 2005 7.50% Broadband Exchange Notes Due June 1, 2006
                7.75% Broadband Exchange Notes Due March 1, 2007
                6.00% Broadband Exchange Notes Due March 15, 2009
              8.125% Broadband Exchange Notes Due January 15, 2022
                8.125% Broadband Exchange Notes Due July 15, 2024
               8.35% Broadband Exchange Notes Due January 15, 2025
              8.625% Broadband Exchange Notes Due December 1, 2031
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            (Title of each class of securities covered by this Form)

                              8.375% Notes Due 2013
                              9.455% Notes Due 2022
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [x]          Rule 12h-3(b)(1)(i)   [x]
         Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]


Approximate number of holders of record as of the certification or notice date: none
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Comcast Cable Communications Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 23, 2002


                                     COMCAST CABLE COMMUNICATIONS HOLDINGS, INC.

                                     By: /s/ Arthur R. Block
                                         ---------------------------------------
                                         Name:  Arthur R. Block
                                         Title: Senior Vice President